Exhibit 99.1

Media Contact:

Tim Sommer

               (314) 573-2571

               timothy.sommer@graybar.com

Graybar Announces Organizational Changes

ST. LOUIS, December 11, 2012 – Graybar, a leading distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, announced today that Randall R. Harwood has been elected Senior Vice President and Chief Financial Officer, effective January 1, 2013.  Harwood has worked for Graybar since 1978 and has served on Graybar’s Board of Directors since 2009.  He is currently District Vice President in the company’s Dallas district.

Harwood’s appointment follows the announcement that D. Beatty D’Alessandro will be resigning from Graybar as Senior Vice President and Chief Financial Officer and as a member of Graybar’s Board of Directors at the end of this year.

“We appreciate the many ways Beatty has contributed to Graybar’s success over the years,” said Graybar’s President and CEO Kathleen M. Mazzarella.  “We also congratulate Randy on his new assignment.  Throughout his career, Randy has demonstrated strong leadership, solid judgment and excellent financial management skills.  I look forward to working with him as he takes on this very important role at Graybar.”

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of more than 240 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com  or call 1-800-GRAYBAR.

###